Exhibit 10.18

CENVEO, INC.
2007 LONG-TERM EQUITY INCENTIVE PLAN

RESTRICTED SHARE UNIT AWARD AGREEMENT FOR EMPLOYEES

THIS RESTRICTED SHARE UNIT AWARD AGREEMENT (“Agreement”), dated as of this _____________________ (“Grant Date”), is between Cenveo, Inc., a Colorado corporation (the “Company”), and ___________________ (“Grantee”).  Capitalized terms used but not defined herein have the meanings assigned to them in the Cenveo, Inc. 2007 Long-Term Equity Incentive Plan, as amended (the “Plan”).

RECITALS

WHEREAS, the Company has awarded Grantee restricted share units (the “Share Units”) pursuant to the terms of the Plan; and

WHEREAS, the Plan contemplates a written document evidencing the award;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

ARTICLE I

AWARD OF SHARES

1.1           Award.  Subject to the terms and conditions herein and in the Plan, Grantee is hereby awarded _____________ Share Units.  Each Share Unit represents Grantee’s right to receive one share of the Company’s common stock, $0.01 par value (“Common Stock”) on the applicable delivery date set forth herein.

1.2           Vesting of Share Units.  Subject to Section 3.2 below, Grantee’s Share Units shall vest in annual installments of 25% per year over four years beginning on the first anniversary of the Grant Date (each such anniversary, a “Vesting Date”), provided that Grantee has not ceased to serve as an employee of the Company and its Affiliates prior to such date.  Share Units that do not become vested pursuant to this Section 1.2 or Section 3.2 shall be forfeited and Grantee shall have no further rights with respect to such Share Units.

1.3           Delivery of Shares.  Subject to Sections 3.2 and 4.10 of this Agreement, the shares of Common Stock represented by Grantee’s vested Share Units shall be delivered to Grantee, or to Grantee’s estate, on the Vesting Date.

1.4           No Rights as Stockholder.  Until such time as shares of Common Stock represented by the Share Units have been delivered to Grantee, Grantee shall have none of the rights of a stockholder with respect to the Common Stock.

1.5           Dividend Equivalent Payments.  Dividend equivalents shall be credited on any vested Share Units at the time of any payment of dividends to stockholders of Common Stock.  The amount of any such dividend equivalents shall equal the amount that would have been payable to Grantee as a stockholder in respect of a number of shares of Common Stock equal to the number of Grantee’s then vested Share Units.  Any such dividend equivalents shall be credited to Grantee as of the date on which such dividend would have been payable to stockholders and shall be converted into additional Share Units (which shall be immediately vested), based upon the Fair Market Value of a share of Common Stock on the date of such crediting.  Payment of such dividend equivalents in the form of shares of Common Stock represented by such additional Share Units shall be made on the delivery date for the Share Units with respect to which the dividend equivalents were credited.

ARTICLE II

TRANSFER RESTRICTIONS

2.1           Restriction on Transfer.  Grantee shall not transfer, assign, encumber or otherwise dispose of any Share Units at any time, other than by will or by the laws of descent and distribution.  Any heir or legatee of Grantee shall take rights herein granted subject to the terms and conditions hereof.

ARTICLE III

FORFEITURE AND ADJUSTMENT OF SHARE UNITS

3.1           Forfeiture. Subject to Section 3.2 below, if Grantee ceases to serve as an employee of the Company and its Affiliates for any reason, Grantee’s Share Units that have not become vested pursuant to Section 1.2 shall be forfeited and Grantee shall have no further rights with respect to such Share Units.

3.2           Accelerated Vesting.  In the event of Grantee’s termination of employment by the Company without “Cause” or by Grantee with “Good Reason,” as such terms are defined in Annex A hereto, any of Grantee’s Share Units that have not yet vested shall become immediately vested and, subject to Section 4.10 of this Agreement, the shares of Common Stock represented by such vested Share Units shall be delivered to Grantee upon such termination of employment with the Company.  In addition, in the event that there is a Change in Control while Grantee is still employed by the Company or an Affiliate, any of Grantee’s Share Units that have not yet vested shall become immediately vested and the shares of Common Stock represented by such vested Share Units shall be delivered to Grantee upon such Change in Control; provided, however, that if such Change in Control is not a permitted distribution event under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), then the shares of Common Stock represented by Grantee’s vested Share Units shall be delivered on the earliest of (i) the applicable Vesting Date, (ii) Grantee’s “separation from service” with the Company (determined in accordance with Section 409A of the Code) (or, if Grantee is a “specified employee” as described in Section 4.10 of this Agreement, such later date as provided in Section 4.10), or (iii) Grantee’s death.

3.3           Adjustments Upon Certain Events.  Upon the occurrence of any unusual or nonrecurring event (including, without limitation, any of the events described in Section 4.2 of the Plan) affecting the Company, any Subsidiary or Affiliate, or the financial statements of the Company or any Subsidiary or Affiliate, or of changes in applicable laws, regulations, or accounting principles, the Committee may, in its sole discretion, make such adjustments to the Share Units as it deems appropriate in order to prevent dilution or enlargement of benefits, including: (i) adjusting any or all of the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or property) subject to the Share Units; (ii) providing for an equivalent award in respect of securities of the surviving entity of any merger, consolidation or other transaction or event having a similar effect; or (iii) making provision for a cash payment to Grantee; provided, however, that no adjustment shall be made to the timing of delivery of shares of Common Stock or other payment unless such adjustment complies with Section 409A of the Code.

ARTICLE IV

GENERAL PROVISIONS

4.1           Employment Relationship. Nothing in this Agreement shall be construed as conferring upon Grantee the right to continue in the employ of the Company or its Affiliates, nor shall anything contained herein be construed or interpreted to limit the “employment at will” relationship between Grantee and the Company or its Affiliates.

4.2           Compliance With Securities Laws.  Upon the delivery of any shares of Common Stock under this Agreement, Grantee (or any person lawfully claiming under Grantee) will enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with applicable securities laws or with this Agreement.

4.3           Compliance With Laws.  Notwithstanding any of the other provisions hereof, Grantee agrees that the Company will not be obligated to issue any shares pursuant to this Agreement if the issuance of such shares of Common Stock would constitute a violation by Grantee or by the Company of any provision of any law or regulation of any governmental authority, or to register the shares of Common Stock under the Securities Act of 1933, as amended.

4.4           Withholding of Tax.  To the extent that the grant or vesting of the Share Units or dividend equivalents granted hereunder, or the delivery of the shares of Common Stock or other payment with respect thereto, is subject to applicable withholding or other taxes, the Company or any Affiliate shall have the right and is hereby authorized to withhold from the delivery of the shares of Common Stock or other payment, or from any compensation or other amount owing to Grantee, the amount (in cash, shares of Common Stock, other securities, other awards or other property) of any such withholding or other taxes in respect of the Share Units and dividend equivalents and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes, including requiring Grantee to pay to the Company such amount of money as the Company may require to meet its obligation under applicable tax laws.

4.5           Resolution of Disputes.  As a condition of the granting of the Share Units hereby, Grantee and his heirs and successors agree that any dispute or disagreement which may arise hereunder shall be determined by the Committee in its sole discretion and judgment, and that any such determination and any interpretation by the Committee of the terms of this Agreement and the Plan shall be final and shall be binding and conclusive, for all purposes, upon the Company, Grantee, his or her heirs and personal representatives.

4.6           Legends on Certificate.  The certificates, if any, representing the shares of Common Stock delivered hereunder will be stamped or otherwise imprinted with legends in such form as the Company or its counsel may require with respect to any applicable restrictions on sale or transfer and the stock transfer records of the Company will reflect stop-transfer instructions with respect to such shares.

4.7           Notices. All notices or other communications under this Agreement shall be in writing and shall be given by registered or certified mail, via overnight courier providing a receipt, or via telecopy (with a confirming copy being delivered within 24 hours thereafter).  Notices to the Company shall be addressed to Cenveo, Inc., at its principal executive offices, currently One Canterbury Green, 201 Broad Street, Stamford, Connecticut 06901, Attention:  Secretary.  Notices to Grantee shall be sent to the latest address of Grantee shown on the records of the Company.

4.8           Agreement Subject to Plan.  This Agreement is subject to the Plan.  The terms and provisions of the Plan are hereby incorporated herein by reference thereto.  In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.  All definitions of words and terms contained in the Plan shall be applicable to this Agreement.  The Company shall be under no obligation whatsoever to advise Grantee of the existence, maturity or termination of any of Grantee’s rights hereunder and Grantee shall be deemed to have familiarized him or herself with all matters contained herein and in the Plan, which may affect any of Grantee’s rights or privileges hereunder.

4.9           Binding Effect.  This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Grantee.

4.10         Section 409A.  Anything in this Agreement to the contrary notwithstanding, if on the date of Grantee’s termination of employment Grantee is a “specified employee” (as determined by the Board or the Committee in accordance with Section 409A of the Code) then Grantee shall not be entitled to delivery of Common Stock with respect to the Share Units or other payment of amounts which constitute deferred compensation within the meaning of Section 409A of the Code upon a termination of his or her employment until the earlier of (1) six months after Grantee’s termination of employment for any reason other than death, or (2) Grantee’s death.  It is the intention of the parties that amounts payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code.  To the extent such potential amounts could become subject to such Section, the parties shall cooperate to amend this Agreement with the goal of giving Grantee the economic benefits described herein in a manner that does not result in such tax being imposed.

IN WITNESS WHEREOF, this Restricted Share Unit Award Agreement has been executed as of the date first written above.

COMPANY	CENVEO, INC.

By:
Robert G. Burton, Sr.
Chairman

GRANTEE

Name:

ANNEX A

DEFINITIONS

a. "Cause" means “cause” or any similar defined term as defined in any employment agreement between Grantee and the Company in existence at the time of grantee’s termination of employment or, if there is no such employment agreement then in existence (or if there is no such defined term in the employment agreement), “Cause” means:

(i) the willful and continued failure of Grantee to perform substantially his duties with the Company (other than any such failure resulting from Grantee's incapacity due to physical or mental illness or any such failure subsequent to Grantee being delivered a notice of termination without Cause by the Company or delivering a notice of termination for Good Reason to the Company) after a written demand for substantial performance is delivered to Grantee by the Company which specifically identifies the manner in which the Company believes that Grantee has not substantially performed Grantee's duties;

(ii) the willful engaging by Grantee in illegal conduct or misconduct which is demonstrably and materially injurious (monetarily or otherwise) to the Company or its subsidiaries;

(iii) conviction of, or the pleading of nolo contendere with regard to, a crime constituting a felony; or

(iv) dishonesty or misappropriation by Grantee relating to the Company or any of its funds, properties or other assets.

A termination for Cause after a Change in Control (as defined in the Plan) shall be based only on events occurring after such Change in Control; provided, however, the foregoing limitation shall not apply to an event constituting Cause that was not discovered by the Company prior to a Change in Control.  For purpose of this definition, no act or failure to act by Grantee shall be considered "willful" unless done or omitted to be done by Grantee in bad faith and without reasonable belief that Grantee's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Grantee in good faith and in the best interests of the Company. In order for a cessation of Grantee's employment to be deemed to be a termination of Grantee's employment for Cause for the conduct described above, (A) the Company shall have provided written notice to Grantee that identifies such conduct, and (B) in the event that the event or condition is curable, Grantee shall have failed to remedy such event or condition within thirty (30) days after Grantee has received such written notice, and (C) the final determination that Grantee's employment shall be terminated for Cause shall have been made (specifying the particular details thereof) by the Company. The Company must initially notify Grantee of any event constituting Cause within ninety (90) days following the Company's knowledge of its existence or such event shall not constitute Cause under this Agreement.

b. "Good Reason" means “good reason” or any similar defined term as defined in any employment agreement between Grantee and the Company in existence at the time of Grantee’s termination of employment or, if there is no such employment agreement then in existence (or if there is no such defined term in the employment agreement), “good reason” means, without Grantee's express written consent, the occurrence of any of the following events:

(i) the assignment to Grantee of any duties or responsibilities (including reporting responsibilities) that are inconsistent with Grantee's position(s), duties, responsibilities or status with the Company, or any diminution of such duties or responsibilities (other than temporarily while incapacitated because of physical or mental illness), or an adverse change in Grantee's titles or offices (including Grantee's membership on the Board) with the Company;

(ii) a reduction by the Company in Grantee's rate of annual base salary or annual target bonus opportunity (including any adverse change in the formula for such annual bonus target) or other incentive opportunities as the same may be increased from time to time thereafter;

(iii) any requirement of the Company that Grantee be based anywhere more than thirty-five (35) miles from his current location or such other place of employment as mutually agreed upon by the Company and Grantee;

(iv) any material breach of this Agreement by the Company, or the Company notifies Grantee of the Company's intention not to observe or perform one or more of the material obligations of the Company under this Agreement; or

(v) the failure of the Company to continue in effect Grantee's participation in the Company's employee benefit plans, programs, arrangements and policies, at a level substantially equivalent in value to and on a basis consistent with the relative levels of participation of other similarly positioned senior executive officers.

Notwithstanding the foregoing, a Good Reason event shall not be deemed to have occurred if the Company cures such action, failure or breach within ten (10) days after receipt of notice thereof given by Grantee. Grantee's right to terminate employment for Good Reason shall not be affected by Grantee's incapacities due to mental or physical illness and Grantee's continued employment shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting Good Reason; provided, however, that Grantee must provide notice of termination of employment within six (6) days following Grantee's knowledge of an event constituting Good Reason or such event shall not constitute Good Reason under this Agreement.